UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 30, 2018
Delek US Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38142	35-2581557
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (615) 771-6701
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01     Entry into a Material Definitive Agreement.

New Credit Facilities

On March 30, 2018 (the “Closing Date”), Delek US Holdings, Inc. (the “Company”) entered into (i) a new term loan credit agreement (the “New Term Loan Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Term Administrative Agent”), the Company, as borrower, and the lenders from time to time party thereto, providing for a senior secured term loan facility with an initial commitment of $700 million (the “Term Loan Credit Facility”) and (ii) a second amended and restated credit agreement (the “Amended and Restated ABL Credit Agreement” and, together with the New Term Loan Credit Agreement, the “New Credit Agreements”) with Wells Fargo Bank, National Association, as administrative agent (the “Revolver Administrative Agent”), the Company, as borrower, certain subsidiaries of the Company as further described under “Guarantee and Security” below, as guarantors, and the other lenders party thereto, providing for a senior secured asset-based revolving credit facility with an initial commitment of $1.0 billion (the “Revolving Credit Facility” and, together with the “Term Loan Credit Facility,” the “New Credit Facilities”).

The Revolving Credit Facility permits borrowings in Canadian dollars of up to $50.0 million. The Revolving Credit Facility also permits the issuance of letters of credit of up to $300.0 million, including letters of credit denominated in Canadian dollars of up to $10.0 million. The Company may designate restricted subsidiaries as additional borrowers under the Revolving Credit Facility.

Term loans under the Term Loan Credit Facility were borrowed in full on the Closing Date and were issued with original issue discount of 0.50%. Proceeds under the Term Loan Credit Facility, as well as proceeds of approximately $300.0 million in borrowings under the Revolving Credit Facility on the Closing Date, were used to repay certain indebtedness of the Company and its subsidiaries, including as detailed under Item 1.02 below, as well as certain fees, costs and expenses in connection with the closing of the New Credit Facilities. Proceeds of future borrowings under the Revolving Credit Facility will be used for working capital and general corporate purposes of the Company and its subsidiaries.

Interest and Unused Line Fees. The interest rates applicable to borrowings under the Term Loan Credit Facility and the Revolving Credit Facility are based on a fluctuating rate of interest measured by reference to either, at the Company’s option, (i) a base rate, plus an applicable margin, or (ii) a reserve-adjusted London Interbank Offered Rate (“LIBOR”), plus an applicable margin (or, in the case of Revolving Credit Facility borrowings denominated in Canadian dollars, the Canadian dollar bankers’ acceptances rate (“CDOR”)). The initial applicable margin for all Term Loan Credit Facility borrowings is 1.50% per annum with respect to base rate borrowings and 2.50% per annum with respect to LIBOR borrowings. The initial applicable margin for Revolving Credit Facility borrowings is 0.25% per annum with respect to base rate borrowings and 1.25% per annum with respect to LIBOR and CDOR borrowings, and the applicable margin for such borrowings after September 30, 2018 will be based on the Company’s excess availability as determined by reference to a borrowing base, ranging from 0.25% per annum to 0.75% per annum with respect to base rate borrowings and from 1.25% per annum to 1.75% per annum with respect to LIBOR and CDOR borrowings.

In addition, the Revolving Credit Facility will require the Company to pay an unused line fee on the average amount of unused commitments thereunder in each quarter, which fee will be at a rate of 0.250% or 0.375%, depending on average commitment usage for such quarter.

Prepayments. The New Term Loan Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with: (i) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property by the Company or any of the restricted subsidiaries and 100% of the net cash proceeds from certain insurance and condemnation events with respect to the Company’s assets, subject to certain thresholds and reinvestment rights; (ii) a variable percentage of excess cash flow, ranging from 50% to 0% depending on the Company’s consolidated secured net leverage ratio from time to time; and (iii) 100% of the Company’s and its restricted subsidiaries’ net cash proceeds from the issuance or incurrence of debt obligations for borrowed money not permitted under the New Term Loan Credit Agreement. The Company may voluntarily prepay outstanding loans under the Company’s Term Loan Credit Facility at any time subject to customary “breakage” costs with respect to LIBOR loans and subject to a prepayment premium of 1.00% in connection with certain customary repricing events that may occur within six months after the Closing Date.

The Revolving Credit Facility is required to be prepaid (i) to the extent extensions of credit thereunder exceed the lesser of the borrowing base and the aggregate commitments and (ii) 100% of the Company’s and its restricted subsidiaries’ net cash proceeds from the issuance or incurrence of debt obligations for borrowed money not permitted under the Amended and Restated ABL Credit Agreement. In addition, if excess availability as determined by reference to a borrowing base falls below a specified threshold or if certain events of default occur under the Revolving Credit Facility, all cash proceeds of collateral pledged under the Revolving Credit Facility will be applied to repay the Revolving Credit Facility or secure certain obligations thereunder, subject to the right to reborrow thereafter under the Revolving Credit Facility. The Borrowers may voluntarily repay and reborrow outstanding loans under the Revolving Credit Facility at any time without a premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Maturity. In connection with the Term Loan Credit Facility, the Company must make scheduled quarterly principal payments of $1.750 million, with the balance of the principal due on the seventh anniversary of the Closing Date.

The Revolving Credit Facility will mature and the commitments thereunder will terminate five years after the Closing Date.

Guarantee and Security. Pursuant to certain guaranty and security agreements, the obligations of the borrowers under the New Credit Facilities are guaranteed by the Company and each of its direct and indirect, existing and future, wholly-owned domestic subsidiaries, subject to customary exceptions and limitations, and excluding Delek Logistics Partners, LP, a Delaware limited partnership (“Delek MLP”), and Delek Logistics GP, LLC, a Delaware limited liability company (“Delek MLP GP”), certain other publicly traded limited partnership affiliates of the Company that may be acquired in the future and each subsidiary of the foregoing (collectively, the “MLP Subsidiaries”). Borrowings under the New Credit Facilities are also guaranteed by DK Canada Energy ULC, a British Columbia unlimited liability company and a wholly-owned restricted subsidiary of the Company.

The Revolving Credit Facility is secured by a first priority lien over substantially all of the Company’s and each guarantor’s receivables, inventory, renewable identification numbers, instruments, intercompany loan receivables, deposit and securities accounts and related books and records and certain other personal property, subject to certain customary exceptions (the “Revolving Priority Collateral”), and a second priority lien over substantially all of the Company’s and each guarantor’s other assets, including all of the equity interests of any subsidiary held by the Company or any guarantor (other than equity interests in certain MLP Subsidiaries, including Delek MLP and Delek MLP GP) subject to certain customary exceptions, but excluding real property (such real property and equity interests, the “Term Priority Collateral”).
The Term Loan Credit Facility is secured by a first priority lien on the Term Priority Collateral and a second priority lien on the Revolving Priority Collateral, all in accordance with an intercreditor agreement between the Term Administrative Agent and the Revolver Administrative Agent and acknowledged by the Company and the subsidiary guarantors. Certain excluded assets will not be included in the Term Priority Collateral and the Revolving Priority Collateral.

Covenants. The Revolving Credit Facility contains a springing financial covenant that requires the Company, after excess availability under the Revolving Credit Facility falls below the greater of (x) $90 million and (y) 10% of the loan limit, to comply with a minimum fixed charge coverage ratio of 1.00 to 1.00 until excess availability is greater than such threshold for a period of 30 consecutive days. In addition, the New Credit Facilities are subject to negative covenants that, among other things and subject to certain exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to: (i) incur indebtedness or make guarantees of indebtedness; (ii) incur liens; (iii) make investments, loans and acquisitions; (iv) merge, liquidate or dissolve; (v) sell assets, including capital stock of subsidiaries; (vi) pay dividends on capital stock or redeem, repurchase or retire capital stock; (vii) alter the Company’s business; (viii) engage in transactions with the Company’s affiliates; (ix) enter into agreements limiting subsidiary dividends and distributions; and (x) enter into certain hedging transactions.

Events of Default. The New Credit Agreements also contain certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs and is not cured or waived, the lenders under the New Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the New Credit Facilities and all actions permitted to be taken by a secured creditor.

Incremental Facilities. The New Term Loan Credit Agreement provides that the Company has the right at any time to request incremental term loans in an aggregate amount, together with the aggregate amount of Incremental Equivalent Debt (defined below) up to the sum of (1)  $200.0 million, (2) the amount of any voluntary prepayment of any term loans, incremental loans and certain indebtedness secured on a pari passu basis with the Term Loan Facility and (3) such other amount so long as such amount at such time could be incurred without causing the pro forma consolidated net leverage ratio to exceed 2.50 to 1.00. The Company may, at its option, incur certain indebtedness in the form of loans or notes that is secured on a pari passu or junior basis with the Term Loan Facility or that is unsecured or subordinated in lieu of incurring incremental term loans (the “Incremental Equivalent Debt”) in an amount not to exceed the amount described above. The New Revolving Credit Agreement provides that the Company has the right at any time to request an increase in the revolving commitments up to $500.0 million. The lenders under the New Credit Facilities are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans are subject to certain customary conditions precedent.

The foregoing description of the New Credit Agreements do not purport to be complete and are qualified in their entirety by reference to the New Credit Agreements, copies of which are filed as Exhibits 10.1 and 10.2 hereto.

Item 1.02     Termination of a Material Definitive Agreement

On March 30, 2018, concurrently with the Company’s entry into the New Credit Agreements as described above in Item 1.01 hereto, the Company terminated and repaid all outstanding borrowings under (i) the Second Amended and Restated Financing Agreement, dated May

14, 2015, among Lion Oil Company as borrower, certain subsidiaries of Lion Oil Company named therein as guarantors, the various institutions from time to time party thereto, as Lenders, Fifth Third Bank as Administrative Agent and Lead Collateral Agent and Bank Hapoalim B.M., as Designated Account Collateral Agent; (ii) the Credit and Guaranty Agreement, dated as of November 26, 2012, among Alon USA Partners, LP, Alon USA Partners GP, LLC and certain subsidiaries of Alon USA Partners, LP, as Guarantors, the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent; (iii) the Second Amended Revolving Credit Agreement dated as of May 23, 2013, by and among Alon USA Energy, Inc., Alon USA, LP, Israeli Discount Bank of New York, Bank Leumi USA and certain other guarantor companies and financial institutions from time to time named therein and (iv) the Second Amended and Restated Credit Agreement dated as of March 14, 2014, among Southwest Convenience Stores, LLC, Skinny’s, LLC, as the Borrowers, Alon Brands, Inc., as a Guarantor, GTS Licensing Company, Inc., as a Guarantor, the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, LC Issuer, Syndication Agent and Sole Lead Arranger.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The descriptions of the ABL Facility and the Term Loan provided above under Item 1.01 are incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)     Exhibits.

Exhibit No.	Description

10.1
Term Loan Credit Agreement, dated as of March 30, 2018, by and among Delek US Holdings, Inc., as borrower, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent for each member of the Lender Group, Wells Fargo Securities, LLC, Barclays Bank PLC, SunTrust Robinson Humphrey, Inc., and Regions Capital Markets, a division of Regions Bank, each as a joint lead arranger and joint bookrunner, and The Bank of Tokyo-Mitsubishi, Ltd., Credit Suisse Securities (USA) LLC, PNC Capital Markets LLC and Fifth Third Bank, each as a co-manager.

10.2
Second Amended and Restated Credit Agreement, dated as of March 30, 2018, by and among Delek US Holdings, Inc., as borrower, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent for each member of the Lender Group and the Bank Product Providers, the Subsidiaries of Delek US Holdings, Inc. from time to time party thereto, as guarantors, Wells Fargo, Barclays Bank PLC, Regions Capital Markets, a division of Regions Bank, and SunTrust Robinson Humphrey, Inc., each as a joint lead arranger and joint book runner, Barclays Bank PLC, Regions Bank, and SunTrust Bank, each as a co-syndication agent, and Fifth Third Bank, The Bank of Tokyo-Mitsubishi UFJ, Ltd., PNC Bank, National Association, and Credit Suisse AG, Cayman Islands Branch, each as a co-documentation agent.

99.1	Press Release of Delek US Holdings, Inc. dated April 2, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELEK US HOLDINGS, INC.

By:    /s/ Kevin Kremke
    Name:    Kevin Kremke
    Title:    EVP / Chief Financial Officer

DATED: April 5, 2018